Filed pursuant to Rule 433
Registration Nos. 333-170703
and 333-170703-05

Free Writing Prospectus
Dated June 12, 2012

*PXING DETAILS*    $951.9mm CNH Equipment Trust 2012-B

BOOKRUNNERS:  Credit Suisse (str), Credit Ag, RBS

Public / SEC Registered

CO-MANAGERS:  Banca IMI, BNP, Fifth Third, Rabo

CLS	$AMT-mm	WAL	M/F	WIN	L.FINAL	BENCH	SPRD	YLD%	CPN	$PX
A-1	195.000	0.41	P-1/F1+	1-9	07/12/13	IntL	- 26	0.38313	—	100-0
A-2	300.000	1.16	Aaa/AAA	9-22	10/15/15	EDSF	+ 10	0.658	.65	99.99182
A-3	300.000	2.46	Aaa/AAA	22-42	09/15/17	IntS	+ 23	0.863	.86	99.99647
A-4	134.530	3.88	Aaa/AAA	42-48	06/15/20	IntS	+ 35	1.172	1.16	99.96536
B	22.370	3.99	A2/A	48-48	06/15/20	IntS	+ 95	1.789	1.78	99.99091

* Expected Settlement	: 06/20/12
* First Payment Date	: 07/16/12
* Expected Ratings	: Moody’s/Fitch
* Ticker	: CNH 2012-B
* Bill & Deliver	: Credit Suisse
* ERISA Eligible	: Yes
* Format	: Public
* Pricing Speed	: 20% CPR @ 10% Call
* Min Denoms	: $1k by $1k
* Timing	: Priced

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.